SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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SANDY SPRING BANCORP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 22, 2009

Time:	3:00 p.m., EDT

Place:	Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, MD 21029

The 2009 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) will be held as indicated above for the purposes of considering:

(1)	The election of four (4) director nominees to serve as Class I directors with terms expiring at the 2012 annual meeting, in each case until their successors are duly elected and qualified; and

(2)	A non-binding resolution to approve the compensation of the named executive officers; and

(3)	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the year 2009.

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

Enclosed with this notice is a proxy card, the 2009 proxy statement and 2008 Annual Report on Form 10-K.  Only holders of record of Bancorp's common stock as of the close of business on February 25, 2009 will be entitled to notice of, and to vote at, the annual meeting, or any adjournment thereof.  Please complete the proxy card and mail it in the enclosed envelope.   You may also choose to vote your shares using the Internet, as explained on the proxy card.  If you attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 16, 2009

Important Notice Regarding the Availability of Proxy Materials for the
2009 Annual Meeting of Shareholders to be held on April 22, 2009
This proxy statement and Bancorp’s 2008 Annual Report on Form 10-K are available electronically at
www.sandyspringbank.com/proxy

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING.

Table of Contents

General Information	3
Who Can Vote	3
Executing Your Right to Vote	3
Costs of Proxy Solicitation	3
Internet Voting	3
Changing Your Vote	3
Delivery of Proxy Materials	4

PROPOSAL I: Election of Directors	6

Corporate Governance and Other Matters	6
Corporate Governance Policy and Code of Business Conduct	6
Director Independence	6
Board Committees	6
Director Attendance at Meetings	8
Director Compensation	8

Stock Ownership of Directors and Executive Officers	10

Owners of More Than 5% of Bancorp's Common Stock	11

Transactions and Relationships with Management	11

Shareholder Proposals and Communications	11

Section 16(a) Beneficial Ownership Reporting Compliance	12

Compensation Discussion and Analysis	13

Overall Compensation Philosophy and Guiding Principles	13
Compensation Decision Process	13
Role of Human Resources and Compensation Committee, Management and the Compensation	14
Consultants in the Executive Compensation Process
Compensation Structure and Elements	15
Factors for Determining Compensation	18
Employment and Other Significant Agreements with Named Executive Officers	19
Impact of Accounting and Tax on the Form of Compensation	20
Impact of Restrictions on Executive Compensation for TARP Participants	21
Stock Ownership Guidelines	21

Human Resources and Compensation Committee Report	21

Executive Compensation Tables	22

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation of the Named Executive Officers	28

PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm for the Year 2009	29

Audit and Non-Audit Fees	29

Audit Committee's Pre-Approval Policies and Procedures for Services	29

Report of the Audit Committee	30

SANDY SPRING BANCORP, INC.
PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Sandy Spring Bancorp, Inc. (Bancorp) to be used at the 2009 annual meeting of shareholders on Wednesday, April 22, 2009, at 3:00 p.m. EDT at Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland.  The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 16, 2009, to shareholders of record as of the close of business on February 25, 2009 (the Record Date).

Who Can Vote

You can vote if you owned shares of Bancorp common stock, par value $1.00 per share, as of the close of business on the Record Date.  Each share of common stock is entitled to one vote.  The number of common shares outstanding on the Record Date was approximately 16,xxx,xxx.  When you give Bancorp your proxy, you authorize Bancorp to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Executed but unmarked proxies will be voted on all business matters as recommended by the board of directors.  Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the board of directors.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Internet Voting

Bancorp is pleased to offer its shareholders the convenience of voting online via the Internet.  Please check your proxy card for instructions.  Please be aware that if you vote your shares over the Internet, you may incur costs or charges from your Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Delivery and Accessibility Proxy Materials

Bancorp plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs.  Shareholders residing at a shared address will continue to receive separate proxy cards.  If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge.  If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

The 2008 Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, but excluding exhibits, is provided with this proxy statement and both documents are available on the Internet at www.sandyspringbank.com/proxy.  Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Web site at www.sec.gov.

PROPOSAL I: Election of Directors

In accordance with Bancorp's articles of incorporation and bylaws, the board of directors has set the total number of directors at thirteen.  The articles of incorporation divide the directors into three classes, as nearly equal in number as possible. In general, the term of office of only one class of directors expires in each year, and their successors are elected for terms of three years or until their successors are elected and qualified.

At the annual meeting a total of four director-nominees are before you for election, all of whom are incumbent Bancorp directors.  With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW AS A DIRECTOR OF BANCORP.

Information as to Nominees and Incumbent Directors

The following information sets forth the names of the four nominees for election.  Each has given his or her consent to be nominated and has agreed to serve if elected. If any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.  Bancorp's Corporate Governance Policy and Bylaws require a director to retire immediately following the annual meeting following the date on which he or she attains 70 years of age.   Therefore, Directors Charles F. Mess, Sr. and Marshall H. Groom will be retiring from service at the close of the annual meeting.

All directors of Bancorp and its principal subsidiary Sandy Spring Bank (the Bank) are composed of the same persons.  Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

Incumbent Class I Directors – Nominees for Terms to Expire at the 2012 Annual Meeting:

Name and Position(s) Held with Bancorp	Age	Principal Occupation and Employer	Member of Board Since	Current Term Expires

Susan D. Goff Director	63	Retired. Former executive of Mid-Atlantic Medical Services, Inc., a health maintenance organization.	1994	2009

Robert L. Orndorff Director	52	President of RLO Contractors, Inc., an excavating contractor in Dayton, Maryland.	1991	2009

David E. Rippeon Director	60	President and CEO of Gaithersburg Equipment Co., Frederick Equipment Co., and Howard County Equipment, tractor and equipment dealerships.	1997	2009

Daniel J. Schrider Director	44	President and CEO of Sandy Spring Bancorp, Inc. and Sandy Spring Bank	2009	2009

Incumbent Class II Directors - Continuing

Mark E. Friis Director	53	President and CEO and owner of Rodgers Consulting, Inc., a land planning and engineering firm in Germantown, Maryland.	2005	2011

Hunter R. Hollar Chairman	60	Retired. Former President and Chief Executive Officer of Sandy Spring Bancorp, Inc. and Sandy Spring Bank	1990	2011

Pamela A. Little Director	55	CFO of ATS a provider of IT services to the federal government in McLean, Virginia (2007); former CFO of Athena Innovative Solutions, Inc. (2005-2007); former CFO of ZKD, Inc. (2004-2005). All of these firms are government contractors.	2005	2011

Craig A. Ruppert Director	55	President and owner of The Ruppert Companies, comprised of nursery and landscaping, business and investment management, and commercial real estate development and management businesses.	2002	2011

Incumbent Class III Directors - Continuing

Solomon Graham Director	66	President and CEO of Quality Biological, Inc., a biotechnology firm providing reagents for medical research.	1994	2010

Gilbert L. Hardesty Director	68	Retired. Former President of Crestar Bank-Annapolis and former President of Annapolis Federal Savings Bank.	1997	2010

Lewis R. Schumann Director	65	Attorney. Partner in Miller, Miller and Canby, Chtd in Rockville, Maryland	1994	2010

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct

Bancorp's business affairs and strategic direction are overseen by its board of directors.  The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole.  The board believes that strong corporate governance practices are a critical element of doing business today.  To that end, the Corporate Governance Policy is reviewed periodically to ensure it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc.

More information about corporate governance, including the Corporate Governance Policy and the Code of Ethics, and board committee charters may be found on Bancorp's investor relations Web site maintained at www.sandyspringbank.com under Investor Relations, Corporate Governance.

Director Independence

The board of directors has affirmatively determined that all directors other than Mr. Hollar and Mr. Schrider are independent under Nasdaq's listing standards. Those independent directors are: Mark E. Friis, Susan D. Goff, Solomon Graham, Marshall H. Groom, Gilbert L. Hardesty, Pamela A. Little, Charles F. Mess, Sr., Robert L. Orndorff, David E. Rippeon, Craig A. Ruppert, and Lewis R. Schumann.

The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq stock market, federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank and serves as a member of the board of directors. In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management."

Board Committees

Bancorp's board of directors has the following standing committees: Audit, Executive and Corporate Governance, Human Resources and Compensation, and Nominating.  Each committee has a written charter which may be found on Bancorp's investor relations Web site at www.sandyspringbank.com.  The functions, composition, and number of meetings for these committees in 2008 were as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Forms 10-K and 10-Q prior to filing.  All members of the committee are independent as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, and the Federal Deposit Insurance Act and related regulations (the FDIA). Members of the committee also meet all other applicable requirements of the SEC, FDIA, and Nasdaq's listing standards for financial, accounting or related expertise. The board of directors has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations. During 2008, the Audit Committee held six meetings.

Executive and Corporate Governance Committee -  This committee conducts board business between regular monthly meetings and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. During 2008, the Executive and Corporate Governance Committee held thirteen meetings.

Human Resources and Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Human Resources and Compensation Committee recommends salaries and other compensation for executive officers, considers other compensation and benefit plans and makes recommendations to the board regarding grants and awards under the 2005 Omnibus Stock Plan. During 2008, the Human Resources and Compensation Committee held six meetings.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Nominating Committee makes recommendations to the board of directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics.  Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization.  Additionally, directors must manage themselves well in their personal deportment and display the ability to challenge the thinking of others and to influence them with constructive approaches.  Directors must be able to read and act upon complex financial statements and analyses.  Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions.  The board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed.  The board also values diversity and seeks to include women and members of minority groups as well as to maintain a range of thinking and personality styles.  The Nominating Committee encourages suggestions for qualified candidates to the board from the Chief Executive Officer, the Chairman of the Board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832.  Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director.  In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates.   The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above.  Please see "Shareholder Proposals and Communications."  During 2008, the Nominating Committee held seven meetings.

2008 Board Committees

Name	Executive	Audit	Human Resources	Nominating
Mark E. Friis		X		X
Susan D. Goff	X		Chairman
Solomon Graham			X	Chairman
Marshall H. Groom	X			X
Gilbert L. Hardesty	X			X
Hunter R. Hollar	X
Pamela A. Little		Chairman
Charles F. Mess, Sr.		X	X
Robert L. Orndorff	Chairman		X
David E. Rippeon		X	X
Craig A. Ruppert	X	X		X
Lewis R. Schumann	X

Director Attendance at Meetings

During 2008, the board of directors held twelve regular joint meetings with attendance averaging 98%.   All incumbent directors attended well over 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Director Compensation

Meeting Fees – Non-employee directors of Sandy Spring Bank received an annual retainer of $11,200. The chairman of the Audit Committee received an additional retainer of $6,000 and all other committee chairmen received an additional retainer of $4,000.  Non-employee directors received $880 for attendance at each meeting of the board of directors and also $800 for attendance at each committee meeting.  Bancorp directors do not receive any additional compensation (beyond compensation received for service as Bank directors); however, non-employee directors would receive a fee of $880 for attendance at a meeting of Bancorp's board of directors not held in conjunction with a meeting of the Bank's board of directors.

Directors of the Bank are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan.  The amounts deferred accrued interest at the Wall Street prime rate in 2008. Beginning in 2009, deferred compensation will accrue interest at a rate that is not considered “above market” or preferential.  Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service on the board.  In the event a director dies during active service, the Bank may pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Non-Cash Compensation - Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Bancorp's 2005 Omnibus Stock Plan. These options have a maximum term of 7 years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution.  In 2008, non-employee directors were granted options for a total of 13,860 shares at a grant price of $27.96 with a three year vesting schedule and 3,080 shares of restricted stock with a five year vesting schedule.  Under the Director Stock Purchase Plan, directors may elect to apply from 50% to 100% of their annual retainers to purchase newly issued Bancorp common stock at market value.

2008 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Nonqualified Deferred Compensation Earnings (4)	Total
John Chirtea(5)	$6,640	-	-	-	$6,640
Mark E. Friis	34,760	$3,186	$4,617	$218	42,781
Susan D. Goff	38,480	3,186	4,617	5,853	52,136
Solomon Graham	32,160	3,186	4,617	4,588	44,551
Marshall H. Groom	39,360	1,174	1,364	-	41,898
Gilbert L. Hardesty	37,760	3,186	4,617	-	45,563
Pamela A. Little	32,560	3,186	4,617	921	41,284
Charles F. Mess, Sr.	30,560	3,186	4,617	781	39,144
Robert L. Orndorff	38,480	3,186	4,617	8,112	54,395
David E. Rippeon	29,680	3,186	4,617	-	37,483
Craig A. Ruppert	37,760	3,186	4,617	-	45,563
Lewis R. Schumann	29,760	3,186	4,617	7,315	44,878
W. Drew Stabler(5)	9,840	-	-	-	9,840
(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” above.
(2)
On March 26, 2008 the directors noted above were granted 280 shares of restricted stock.  The value reported represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding restricted stock awards for each director.  At December 31, 2008, each non-employee director had 441 unvested shares of restricted stock with the exception of Mr. Groom who had 280 shares.

(3)
On March 26, 2008 each non-employee director received stock options for 1,260 shares. The value reported represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding stock option awards for each director.  As of the Record Date directors held total outstanding options for the following number of shares:  Friis-3,299; Goff-7,721; Graham-6,959; Groom-6,420; Hardesty-12,527; Little-3,299; Mess-9,072; Orndorff-11,680; Rippeon-8,761; Ruppert-7,215; Schumann-11,314.

(4)	Amount reported is the “above-market” interest paid on deferred compensation pursuant to the Director Fee Deferral Plan described above.
(5)	Messrs. Stabler and Chirtea retired from the board on April 23, 2008. The reported compensation reflects amounts earned or accrued from January 1, 2008 through April 23, 2008.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 13, 2009, with respect to the shares of common stock beneficially owned by each director continuing in office and nominee for director of Bancorp, by all directors and executive officers of Bancorp as a group, and by the following executive officers of Bancorp and Bank: Hunter R. Hollar Daniel J. Schrider, Philip J. Mantua, Frank Small, R. Louis Caceres and Sara E. Watkins (Named Executive Officers for 2008). Directors qualifying shares are included in shares owned.

Name	Number of Shares Owned (excluding options and restricted stock) (1) (2)	Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*Less than 1%)
Mark E. Friis	12,658	441	2,042	15,141	*
Susan D. Goff	5,007	441	6,464	11,912	*
Solomon Graham	12,048	441	5,702	18,191	*
Marshall H. Groom	3,321	280	5,580	9,181	*
Gilbert L. Hardesty	7,301	441	11,270	19,012	*
Hunter R. Hollar(4)	28,525	2,000	119,168	149,693	*
Pamela A. Little	4,800	441	2,042	7,283	*
Charles F. Mess, Sr.	16,042	441	7,815	24,298	*
Robert L. Orndorff	153,726	441	10,423	164,590	1.0%
David E. Rippeon	18,503	441	7,504	26,448	*
Craig A. Ruppert	44,325	441	5,958	50,724	*
Lewis R. Schumann(5)	91,781	441	10,057	102,279	*
Daniel J. Schrider(6)	3,783	3,100	34,688	41,571	*
Philip J. Mantua(7)	5,442	1,850	25,121	32,413	*
Frank H. Small(8)	16,461	2,150	73,535	92,146	*
R. Louis Caceres(9)	3,070	1,600	32,227	36,897	*
Sara E. Watkins(10)	12,636	0	33,295	45,931	*
All directors and all executive officers as a group (21 persons)	444,169	17,903	433,601	895,673	5.45%
(1)
Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable on the Record Date and within 60 days thereafter.
(4)
Mr. Hollar's shares include 947 shares held through employee benefit plans.  4500 stock options granted to Mr. Hollar expired on December 16, 2008.  In connection with Mr. Hollar’s retirement from employment on December 31, 2008, 1,500 shares of restricted stock and 3,833 unvested stock options were forfeited and remaining vested options will expire on March 31, 2009.

(5)	Mr. Schumann's shares include 77,484 shares held by a trust for which Mr. Schumann is trustee, but in which he has no pecuniary interest.
(6)	Mr. Schrider's shares include 2,841 shares held through employee benefit plans.
(7)	Mr. Mantua's shares include 5,042 shares held through employee benefit plans.
(8)	Mr. Small's shares include 6,111 shares held through employee benefit plans. 2250 stock options granted to Mr. Small in 1998 expired on December 16, 2008.
(9)	Mr. Caceres' shares include 2,298 shares held through employee benefit plans.
(10)
Ms. Watkin's shares include 4,481 shares held through employee benefit plans.  Ms. Watkin’s no longer worked for the Bank as of December 19, 2008, and as such 1,150 shares of restricted stock and 5,000 unvested stock options were forfeited.  Remaining vested stock options will expire on March 19, 2009.

Owners of More Than 5% of Bancorp’s Common Stock

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws.  The following table shows the common stock beneficially owned by the person or entity who has filed a report reporting beneficial ownership that exceeds 5% of Bancorp’s outstanding common stock at December 31, 2008.

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Barclays Global Investors, NA 400 Howard Street, San Franscisco, CA 94105	871,007	5.3%
(1)	Beneficial ownership is defined by rules of the SEC, and includes shares that the person or entity has, or shares, voting or investment power over.
(2)	Calculated by Bancorp based upon shares reported as beneficially owned by the listed person or entity and shares of Bancorp common stock outstanding as of the Record Date.

Transactions and Relationships with Management

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Bancorp's written Code of Ethics requires that all related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Audit Committee, another independent committee of directors, or the independent directors on the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

Director Lewis R. Schumann is a partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd. which Bancorp and the Bank have retained during 2008 and expect to retain during the current year as legal counsel. The law firm provides legal services on matters of real estate, and trust and estate administration.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2010 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 18, 2009 unless the date of the 2010 annual meeting is more than 30 days from April 22, 2010, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 16, 2009. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through the Company's "contact us" feature of the investor relations area of its Web site at www.sandyspringbank.com.

The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Bancorp and to provide an opportunity for shareholders to express any concerns to them. Bancorp has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.  All directors were present at the 2008 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.

Based solely on the review of the copies of such forms it has received, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2008, with the single exception of one late filing of a Form 4 for Charles F. Mess, Sr.

Compensation Discussion and Analysis

The following discussion and analysis describes Bancorp's philosophy, processes, elements of and factors for determining compensation for the named executive officers for 2008 who were the Principal Executive Officer, Hunter R. Hollar; the Principal Financial Officer, Philip J. Mantua; and the three most highly compensated other executive officers for Bancorp and the Bank: Daniel J. Schrider, Frank H. Small, and R. Louis Caceres.  As of December 19, 2008 Executive Vice President Sara E. Watkins no longer worked for the Bank.  Ms. Watkins received compensation under the terms of her employment agreement and as such met the definition of named executive officer for 2008 only.

There were no material changes to the compensation philosophy in 2008, and this discussion is intended to assist in understanding and evaluating the information set forth in the detailed compensation disclosures beginning on page 22.

Early in 2008, Hunter R. Hollar announced his intention to retire as president and chief executive officer as of December 31, 2008.  The board undertook a comprehensive search process, and as a result, on March 26, 2008, Mr. Schrider was promoted to president with the understanding that he would become chief executive officer upon Mr. Hollar’s retirement. This leadership succession prompted a significant review of Mr. Schrider’s total compensation.

Overall Compensation Philosophy & Guiding Principles

Bancorp’s executive compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with shareholder interests, to achieve strategic business objectives, and to reward a balanced approach to short-term and long-term performance. The philosophy incorporates elements that are nonperformance-based (e.g., salary, benefits and perquisites) and performance-based (e.g., annual incentives in the form of cash and retirement contributions, and equity-based awards) to provide a “total rewards” approach.

Under this philosophy, executives are paid market competitive salaries based on experience, expertise and individual performance.   Incentive compensation in the form of an annual cash bonus, an annual contribution to a deferred compensation retirement plan, and annual equity awards are targeted to be market competitive and depend upon company performance. These compensation programs are externally benchmarked against the total compensation paid by comparably sized banks.

By following a portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation he or she is eligible to receive, and also motivated to focus on the business measures that will produce a high level of performance for Bancorp.  In addition, the committee believes this approach reduces the risk of recruitment of top executive talent by competitors.

Compensation Decision Process

The Human Resources and Compensation Committee is comprised entirely of independent directors and is appointed annually by the board of directors to assist the board in managing compensation and benefit plans for the chief executive officer and other named executive officers. The committee operates under a written charter reviewed and approved by the board.  The process by which the committee makes specific decisions relating to executive compensation includes the following factors:

•	The compensation philosophy;
•	Bancorp's performance relative to peers and industry standards;
•	Success in attaining annual and long-term goals and objectives;
•	Alignment of executive interests with shareholder interests through equity-based awards vesting over a period of years;
•	Management of compensation expense, and emphasis on performance-based compensation;

•	Individual performance, experience, and contributions;
•	Succession planning;
•	Total compensation and the mix of compensation elements for named executive officers;
•	The competitiveness of executive compensation relative to Bancorp's peers and conditions in our labor markets;
•	The relative appropriateness of named executive officer's compensation as compared to the compensation of other peer group executive officers; and
•	Retention considerations.

Role of the Human Resources and Compensation Committee, Management, and the Compensation Consultants in the Executive Compensation Process

Role of the Human Resources and Compensation Committee

The basic responsibilities of the committee are to review, recommend or approve compensation policies applicable to named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and executive succession planning of Bancorp. The committee meets throughout the year (six times in 2008) and also takes action by written consent. The chairman of the committee reports committee actions or recommendations to the board of directors following each committee meeting.

The committee reviews all compensation components for the named executive officers. Compensation includes base salary, short-term incentives usually in the form of cash bonuses, long-term incentives including equity-based awards, benefit plans, and perquisites. The committee determines the appropriate mix of compensation components for each named executive officer.

The committee reviews the chief executive officer's performance and makes recommendations regarding his compensation with the advice of independent consultants (see "Role of the Compensation Consultant"). Decisions regarding compensation for the named executive officers are made by the committee with consideration given to recommendations from the chief executive officer and independent consultants. Decisions by the committee with respect to the compensation are approved by the full board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. In 2008, the committee retained the services of a law firm to advise the committee in its work. The committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on Bancorp’s Investor Relations Web Site maintained at www.sandyspringbank.com.

Role of the Compensation Consultant

The committee is advised by independent compensation consultants and advisors.  In general, the consultants provide compensation benchmarking and analytical data and render advice to the committee regarding all aspects of the committee's compensation decisions, including the chief executive officer's performance review process. The committee has direct access to the consultants and control over their engagement. The committee was advised by two consulting firms during 2008. The firm of Furr Resources, Inc. was engaged to assist with the annual performance evaluation process for the chief executive officer. The firm of Pearl Meyer & Partners (PM&P) was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. PM&P assisted in the identification of relevant peer groups and provided other market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Role of Management

Below is a summary of the role of Bancorp's management in assessing or recommending executive compensation:

•	The chief executive officer is responsible for the development of Bancorp's strategic plan and annual business plan, which are reviewed and approved by the board of directors.
•	The chief executive officer conducts a self-assessment, which is reviewed annually by the board of directors.
•
The chief executive officer presents executive performance ratings to the committee and makes recommendations relating to executive compensation, taking into consideration the advice from the external compensation consultant.

•	The chief executive officer in collaboration with the external consultant develops proposals relating to potential changes in executive compensation programs for review by the committee.
•	The compensation consultant and executive management works with the committee to identify an appropriate peer group for the purpose of market comparisons.
•	The chief executive officer and senior vice president of human resources provide the committee with company data necessary to evaluate and implement compensation proposals and programs.
•	The senior vice president of human resources works with other external consultants to provide actuarial data and other similar information related to the committee's responsibilities.

The committee regularly requests the chief executive officer, the chief financial officer and the senior vice president of human resources to be present at committee meetings where compensation and Bancorp or individual performance is discussed and evaluated.  Executive management is not present during final deliberations and only committee members vote on decisions regarding executive compensation.

Each director completes a performance evaluation form, separately and anonymously, for the chief executive officer and submits it to Furr Resources, Inc. for compilation.  The Executive and Corporate Governance Committee and the Human Resources and Compensation Committee review the results, and then the Executive and Corporate Governance Committee meets with the chief executive officer to discuss his performance.  Based on the results of the evaluations and other criteria as noted herein, including the compensation consultant, the Human Resources and Compensation Committee recommends a chief executive officer compensation package to the board of directors for approval.  The Human Resources and Compensation Committee receives input from the compensation consultant regarding competitive market data for the other named executive officers and from the chief executive officer regarding the performance evaluations of other named executive officers.   Based on these inputs, the committee recommends compensation packages for the other named executive officers and these recommendations are reviewed and approved by the board of directors.

Compensation Structure and Elements

Bancorp's compensation structure for named executive officers consists of five main elements: base salary, the Sandy Spring Leadership Incentive Plan, the Executive Incentive Retirement Plan, equity-based awards, and executive benefits and perquisites. Following is a summary of the role of each component, a description of how decisions regarding the components are made and the specific decisions made in 2008 as they relate to the named executive officers.

Base Salary

Base salary is paid bi-weekly and reviewed annually as a critical element of executive compensation.  In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the peer group benchmarking (see "Pay Levels and Benchmarking").

In 2008, executive salaries were reviewed and adjustments were made ranging from 0% to 4.30% for all named executive officers other than Mr. Schrider.  Mr. Schrider’s promotion to president, as part of the leadership succession plan, resulted in a 39.5% increase to his base salary.  The following table shows the annual base salary amounts and increase percentages for the named executive officers.  These adjustments were consistent with the company’s goal of paying market competitive base salaries at the 50th percentile based on the peer group of comparably sized banks.

Name	Title	2007 Base Salary	Adjustment (1)	Adjusted Base Salary	Increase Amount	2008 Base Salary	Increase %
H. Hollar	Chief Executive Officer	$462,800	$6,500	$469,300	$18,700	$488,000	3.98%
P. Mantua	Chief Financial Officer	223,600	$6,500	230,100	9,900	240,000	4.30%
D. Schrider	Chief Revenue Officer	244,400	$6,500	250,900	99,100	350,000	39.50%
F. Small	Chief Operating Officer	306,000	$6,500	312,500	0	312,500	0.00%
R. Caceres	Executive Vice President	244,400	$6,500	250,900	9,100	260,000	3.63%
S. Watkins	Executive Vice President	200,500	$6,500	207,000	6,000	213,000	2.90%

(1)	$6,500 was added to each executive officer's base salary on January 1, 2008 to offset the discontinuance of the Executive Health Reimbursement Plan benefit.

Sandy Spring Leadership Incentive Plan

In 2008, each of the named executive officers participated in the Sandy Spring Leadership Incentive Plan (SSLIP), a short-term incentive plan.  This plan was designed to pay a cash award as a percentage of annual earnings based on company performance compared to pre-established performance indicators and defined award levels.  The overall program objectives included:

•	Align pay with performance.

•	Position total cash compensation to be competitive with market when performance meets expectations.

•	Motivate and reward employees for achieving/exceeding performance goals.

•	Enable the Bank to attract and retain the talent needed to drive success.

•	Provide clear focus on key strategic business objectives.

Performance measures reflect critical goals that are defined each year as part of the business planning process, and participants are paid based on company performance.  This approach supports the desire to foster a collaborative team-oriented culture.  In future years, or as appropriate, the committee may add individual performance goals to SSLIP for certain roles.  The 2008 approved performance measures and weights are: Earnings Per Share Growth 40%, Return on Average Equity 20%, Efficiency Ratio 30%, and Average Asset Growth 10%.  Specific targets and ranges of threshold to stretch performance were established for each performance measure with consideration given to internal goals developed in the business plan as well as industry trends (i.e. relative performance).

In order to receive a bonus, performance in any of the measures listed above must exceed the established threshold for that measure, and only those measures that exceed the threshold will contribute to the bonus calculation.  If none of the four measures achieves the threshold no bonus would be earned.

Bancorp’s performance in 2008 achieved the threshold for two of the four measures yielding a bonus for SSLIP participants.  However, due to overall results falling below plan, the committee recommended, and the chief executive officer agreed, that no bonuses for executive officers should be paid.  This recommendation was approved by the board.

Executive Incentive Retirement Plan

In 2008, the board of directors implemented an Executive Incentive Retirement Plan to replace individual Supplemental Executive Retirement Agreements with the named executive officers. This plan is a defined contribution plan that provides for contributions to be made to the participants' plan accounts based on the attainment of criteria established by the board of directors on an annual basis.  The beginning balance for each participant’s plan account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements. The board of directors adopted this plan to better align the interests of executive management with the performance of Bancorp and the interests of shareholders.

The executive’s vested account balance will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive.  No payments will be made to an executive who is terminated for just cause.  Deferral bonus awards under the plan vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change in control.

For 2008, deferral bonuses under the plan were determined based on company performance as defined by return on average equity compared to peer bank performance (see page “Pay Levels and Benchmarking” on page 6 for a discussion of the peer bank group). The board of directors established a minimum contribution of 2% of salary and a cap of 9%.  Bancorp’s 2008 performance yielded a contribution of 4%.

Equity-Based Awards

Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a long-term link between the interests of Bancorp's shareholders and the performance of the organization and executive management. The committee has increasingly weighted the compensation of named executive officers toward equity-based awards. Vesting schedules for equity-based awards support a goal of retention of key leaders.

Executives are eligible to receive annual equity awards in the form of stock options, restricted stock, and stock appreciation rights under Bancorp's 2005 Omnibus Stock Plan. The value of equity awards granted is based on competitive market practice, company performance, and individual performance. The committee recommends, in its discretion, the form, number, and terms of equity-based awards, and the Stock Option Committee, made up of all non-employee directors, approves the awards.   Grants made in 2008 are detailed in the Grants of Plan Based Awards table on page 25.

Benefits and Perquisites

The purpose of executive benefits and perquisites is to provide economic value to attract, retain, and motivate key executives. Bancorp's policy on executive benefits has been to provide benefits consistent with market practice. The committee believes that perquisites should be limited in scope and value and periodically reviews perquisites to ensure alignment with our desired philosophy.

Currently, the named executive officers are eligible to participate in benefit plans available to all employees including the Sandy Spring Bancorp, Inc. Cash and Deferred Profit Plan (401(k) Plan) and the Employee Stock Purchase Plan (ESPP). Other benefits and perquisites may be provided at the discretion of the committee. In 2008, perquisites for the named executive officers included payment of a supplemental long-term disability, and a long-term care insurance policy.  In addition, Mr. Hollar received a company-paid automobile and was reimbursed for his health club dues.  Mr. Schrider received a monthly car allowance upon his promotion to president.

Factors for Determining Compensation

Bancorp Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves the annual profit plan including a detailed business plan and financial plan.  These goals are designed to support the multi-year strategic plan by setting annual targets for achievement. The committee uses this information to set goals for the chief executive officer against which to measure individual performance. In addition, Bancorp’s goals along with competitive information assist in determining the incentive award targets for the named executive officers.

The chief executive officer and chief financial officer report on the performance of Bancorp to the board of directors at each regularly scheduled meeting.  The committee received quarterly reports on Bank performance relative to plan and anticipated incentive payouts.  At the end of the year, the chief executive officer reviews the actual performance compared to the profit plan and specific incentive targets. This information is used in assessing individual performance of executive officers.

Pay Levels and Benchmarking

Pay levels for executives are determined using a number of factors, including the individual's role and job responsibilities; the individual's experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole.  Each of these factors are analyzed as part of the compensation review process, with an emphasis placed on market and competitive information.

The committee assesses competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations.   Upon considering the benefits of a unified peer group reporting for both financial performance benchmarking and executive compensation, the chief executive officer recommended that a single peer bank group be created for both purposes.

The peer group for 2008 was compiled by the independent compensation consultant and approved by the committee. It includes banking organizations of similar asset size in the region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility.  The committee believes a group of approximately 20 comparative banks within the contiguous states of Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina as well as Maryland provides a market perspective for executive compensation.

The specific elements of compensation reviewed as part of this comparable company analysis include base salaries, annual performance bonuses, and long-term incentives relative to the peer group.  Matches to proxy compensation data are made based on the role of the executive, rather than rank to ensure a better comparison. The following group of 21 peer banking institutions was used by Bancorp for 2008.  As of December 31, 2007, these banks were between $2 and $7 billion in total assets, with an average asset size of approximately $3.6 billon, consistent with Bancorp's asset size.

Park National Corporation, OH	Provident Bankshares Corp, MD	F.N.B. Corporation, PA
National Penn Bancshares, Inc., PA	First Commonwealth Financial, PA	First Charter Corporation, NC (1)
Wesbanco, Inc., WV	Harleysville National Corp., PA	S&T Bancorp, Inc., PA
First Financial Bancorp, OH	Sun Bancorp, Inc., NJ	Carter Bank & Trust, VA
Lakeland Bancorp, Inc., NJ	TowneBank, VA	City Holding Company, WV
Virginia Commerce Bancorp, Inc, VA	First Bancorp, NC	Union Bankshares Corp., VA
First Community Bancshares, Inc., VA	NewBridge Bancorp, NC	Pennsylvania Commerce Bancorp, PA
(1) First Charter Corporation was acquired on June 6, 2008.

The committee generally intends that the base salary for each executive will be competitive, and that above-target performance by Bancorp will be rewarded by above-market incentive awards for the individual. The board is willing to make awards commensurate with the achievement of high performance goals and objectives.  These performance goals are created as part of a robust strategic planning and business review process.  Once the business and financial plans are approved by the board of directors, the performance goals for the short-term incentive plans are derived directly from the stated target financial results.

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls. Likewise, the committee retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above. The committee believes that the compensation package for each of the named executive officers is reasonable and appropriately within the range of the peer data given Bancorp and individual performance.

Employment and Other Significant Agreements with Named Executive Officers

Employment Agreements

Each of the named executive officers, other than Mr. Hollar, has an employment agreement with Bancorp and the Bank. These employment agreements have an initial term of three years for Mr. Schrider and two years for the other named executive officers.  Mr. Hollar’s employment agreement terminated at the time of his retirement on December 31, 2008.  Mr. Schrider’s agreement provides that it may be extended for an additional year at each anniversary so that the remaining term again becomes three years.  The employment agreements with the other named executive officers are automatically renewed for an additional one year upon each anniversary unless written notice not to renew has been given by the executive or Bancorp. The employment agreements address matters such as the executive’s salary and participation in incentive compensation and benefit plans.

In 2008, as part of the continuing evaluation of its executive compensation practices, the board of directors determined to reduce the number of executive officers with whom Bancorp has employment contracts. On October 15, 2008, Bancorp gave notice to all of the executive officers with employment contracts, other than Mr. Schrider and Mr. Mantua, that their employment contracts would not automatically renew at the end of their respective terms.

The committee anticipates that as the employment agreements with the named executive officers expire, Bancorp will enter into a change-in-control severance agreement with each of the officers.  The change-in-control agreements, which will provide a severance benefit similar to what is currently provided under the executive’s employment agreement, are intended to encourage the executive to continue to perform his or her duties in the event of a pending or potential change in control.

Upon termination of Mr. Schrider without just cause by Bancorp, or with good reason by Mr. Schrider, Mr. Schrider is entitled to receive his salary for the remaining term of the agreement.  Upon termination of the other named executive officers without just cause by Bancorp, or with good reason by the executive, the executive is entitled to salary and bonuses for the remaining term of the agreement, payable in a lump sum based upon prior year's compensation levels.

Each executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. Each executive is also bound by a covenant not to compete and not to interfere with other employees following termination of employment.  The post-termination restrictions do not apply if the there is a change in control and, in the case of the executive officers other than Mr. Schrider, if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer would receive no additional compensation under the agreement.

The agreements provide for additional benefits in the event of a change in control of Bancorp or the Bank and either a termination of the officer's employment without just cause or a resignation by the officer with good reason, as defined in the agreements. In those circumstances, Mr. Schrider would be entitled to a lump-sum payment equal to three times his average taxable income for the five calendar years preceding the year in which the change in control occurs.  The other executive officers would be entitled to a lump sum cash payment equal to 2.99 times the sum of the executive's annual salary at the highest rate in effect during the preceding twelve months and other compensation for the preceding calendar year. Each executive also would be entitled to continued participation for a three-year period in Bancorp-sponsored health and welfare plans. The agreements require Bancorp and the Bank to hold the executive harmless from the federal excise tax assessable if payments and benefits exceed the amount allowable as a deduction under Section 280G of the Internal Revenue Code.

The agreements also provide that Bancorp will not make any golden parachute payment to the executive in any period during which the executive is a senior executive officer and the U.S. Department of the Treasury holds an equity or debt position acquired from Bancorp in the Troubled Assets Relief Program Capital Purchase Program.  A golden parachute payment is defined under applicable Treasury rules as payments made on account of severance from employment to the extent that the aggregate present value of such payments exceeds three times the executive’s average taxable income over the five calendar years prior to the year in which the termination from employment occurs.  If any payment due to the executive would exceed the golden parachute limitations, the payment would be reduced by the amount that is necessary so that the payment does not exceed the golden parachute limitation.

Change-in-Control Benefit Triggers

The right to change-in-control benefits under the employment agreements and change-in-control agreements is dependent up on a "double trigger," that is, there must be both a change in control and a termination of employment without just cause or with good reason. However, the employment agreements allow each executive officer to terminate "with good reason" for any reason within the sixty-day period that begins six months after the closing date of a definite agreement that results in the change in control. The committee believes these trigger provisions are reasonable and in the best interests of shareholders and should help (a) to retain executives useful for the transition of a change in control for at least six months after the closing; (b) to reduce potential disincentives for executives in the period in which a change in control is being evaluated and negotiated; and (c) to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change-in-control trigger.

Impact of Accounting and Tax on the Form of Compensation

The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans.

The committee has considered the impact of the Statement of Financial Accounting Standard No. 123 (R), "Share-Based Payment," which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in our decision to use a mix of restricted stock and stock options beginning in 2006.

The committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million, or $500,000 with respect to senior executive officers during the period that the U.S. Treasury Department holds an equity or debt position in Bancorp pursuant to the TARP-Capital Purchase Program, and Section 280(g) of the Code with respect to change-in-control payments exceeding specified limits.

 Impact of Restrictions on Executive Compensation for TARP Participants

The recently enacted American Recovery and Reinvestment Act of 2009 requires the Department of the Treasury to establish additional standards for executive compensation for participants in the TARP Capital Purchase Program, such as Bancorp.  These standards must include a prohibition on making any severance payment to a named executive officer or any of the next five most highly compensated employees and a prohibition on paying or accruing any bonus, retention award or incentive compensation to, in the case of Bancorp, at least the five most highly compensated employees, other than certain restricted stock awards.  These new compensation standards may require Bancorp to make significant adjustments to the manner in which it compensates the named executive officers during the period in which the preferred stock issued to the Treasury Department remains outstanding.  Because the specific requirements of these executive compensation standards will depend on the regulations to be issued by the Treasury Department, the committee has not made any determination about which elements of compensation for named executive officers will be changed for 2009 or how they will be changed.

Stock Ownership Guidelines

Bancorp does not currently have a formal stock ownership requirement for executives, but all of the current executive officers own Bancorp common stock. We encourage stock ownership by executives on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under our equity compensation plan.

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008.

The Human Resources and Compensation Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements with senior executive officers (as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and 31 C.F.R. § 30.2) and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Bancorp.

February 19, 2009
Susan D. Goff, Chairman
Solomon Graham
Charles F. Mess, Sr.
Robert L. Orndorff
David E. Rippeon

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's named Executive Officers for 2008.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Hunter R. Hollar Chief Executive Officer	2008 2007 2006	$483,685 458,008 437,677	$27,088 18,700 -	$29,900 84,425 54,525	$ $	165,658 - 200,302	$94,434 270,078 403,036	$59,221 28,334 26,894	$859,985 859,545 1,067,909
Philip J. Mantua Executive Vice President & Chief Financial Officer	2008 2007 2006	$237,335 221,285 206,446	$12,723 7,480 -	$21,930 32,810 17,693		28,846 - 52,739	$20,410 107,030 79,196	$11,364 8,910 8,793	$332,608 377,515 347,174
Daniel J. Schrider President & Chief Revenue Officer	2008 2007 2006	$269,324 241,869 229,892	$17,965 7,480 -	$26,967 32,810 17,693		25,992 - 77,639	$31,856 27,731 51,382	$24,814 12,565 9,478	$396,917 322,455 368,391
Frank H. Small Executive Vice President & Chief Operating Officer	2008 2007 2006	$312,500 304,385 298,892	$16,463 11,220 -	$27,977 54,018 32,854		119,482 - 112,033	$78,925 163,972 413,724	$20,555 16,018 17,991	$575,902 549,613 842,640
R. Louis Caceres Executive Vice President	2008 2007 2006	$257,900 241,869 229,892	$11,674 7,480 -	$21,042 32,810 17,693		25,070 - 77,639	$25,143 82,705 59,827	$15,831 11,899 10,516	$356,660 376,763 377,874
Sara E. Watkins Executive Vice President	2008	$209,635	$11,045	$13,810		4,767	$75,844	$279,540	$594,640

(1)	Represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding restricted stock awards.
(2)
Represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding stock option awards. See the discussion of the assumptions used for these values in Note 13 to the Consolidated Financial Statements contained in Bancorp's 2008 Annual Report on Form 10-K.

(3)
Represents incentive payments earned in 2008 as well as interest paid in 2008 under the Executive Incentive Retirement Plan (EIRP) as described on page 17 and quantified in the Nonqualified Deferred Compensation table on page 27.  There were no bonuses paid to the named executive officers for 2008 under the Sandy Spring Leadership Incentive Plan (SSLIP).

(4)
This represents the change in value with respect to Bancorp's Pension Plan.  See the table of Pension Benefits on page 26.  The actuarial method for calculating the change in the pension value changed as of January 1, 2008 and resulted in a greater increase than in past years.  For Mr. Hollar and Ms. Watkins this amount also includes the total earnings on the nonqualified deferred compensation plan as further described on page 27.

(5)
This column consists of the value of perquisites and personal benefits for the named executive officers including educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, and life insurance benefits.  In addition to automobile usage, Mr. Hollar also received his bank-owned car as a retirement gift valued at $27,225.  Mr. Schrider received a car allowance beginning in March 2008.  Ms. Watkins received $263,250 in compensation under the terms of her employment agreement upon separation from the Bank.

Outstanding Equity Awards at Fiscal Year End

This table shows outstanding equity awards to the named executive officers at December 31, 2008.

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	12/15/1999	10,520	-	$17.21	3/31/2009	-	-
Hunter R. Hollar	12/13/2000	7,481	-	14.54	3/31/2009	-	-
	12/21/2001	18,400	-	32.25	3/31/2009	-	-
	12/11/2002	17,000	-	31.25	3/31/2009	-	-
	12/17/2003	16,950	-	38.91	3/31/2009	-	-
	12/15/2004	18,650	-	38.00	3/31/2009	-	-
	12/14/2005	22,500	-	38.13	3/31/2009	-	-
	12/13/2006	7,667	(3) -	37.40	3/31/2009	(3) -	-
	3/26/2008					(4) 2,000	$43,660

	12/15/1999	175	-	$17.21	12/15/2009	-	-
Philip J. Mantua	12/13/2000	1,800	-	14.54	12/13/2010	-	-
	12/21/2001	1,500	-	32.25	12/21/2011	-	-
	12/11/2002	1,750	-	31.25	12/11/2012	-	-
	12/17/2003	2,200	-	38.91	12/17/2013	-	-
	12/15/2004	6,050	-	38.00	12/15/2014	-	-
	12/14/2005	6,395	-	38.13	12/14/2012	-	-
	12/13/2006	3,334	(5) 1,666	37.40	12/13/2013	(6) 600	13,098
	3/26/2008	-	(7) 5,750	27.96	03/26/2015	(8) 1,250	27,288

	12/15/1999	800	-	$17.21	12/15/2009	-	-
Daniel J. Schrider	12/13/2000	2,499	-	14.54	12/13/2010	-	-
	12/21/2001	2,000	-	32.25	12/21/2011	-	-
	12/11/2002	4,700	-	31.25	12/11/2012	-	-
	12/17/2003	5,000	-	38.91	12/17/2013	-	-
	12/15/2004	6,625	-	38.00	12/15/2014	-	-
	12/14/2005	6,395	-	38.13	12/14/2012	-	-
	12/13/2006	3,334	(5) 1,666	37.40	12/13/2013	(6) 600	13,098
	3/26/2008	-	(7) 10,000	27.96	03/26/2015	(8) 2,500	54,575

	12/15/1999	6,750	-	$17.21	12/15/2009	-	-
Frank H. Small	12/13/2000	12,001	-	14.54	12/13/2010	-	-
	12/21/2001	6,400	-	32.25	12/21/2011	-	-
	12/11/2002	8,350	-	31.25	12/11/2012	-	-
	12/17/2003	10,325	-	38.91	12/17/2013	-	-
	12/15/2004	11,250	-	38.00	12/15/2014	-	-
	12/14/2005	11,875	-	38.13	12/14/2012	-	-
	12/13/2006	4,667	(5) 2,333	37.40	12/13/2013	(6) 900	19,647
	3/26/2008	-	(7) 5,750	27.96	03/26/2015	(8) 1,250	27,288

	12/15/1999	2,081	-	$17.21	12/15/2009	-	-
R. Louis Caceres	12/21/2001	3,000	-	32.25	12/21/2011	-	-
	12/11/2002	4,700	-	31.25	12/11/2012	-	-
	12/17/2003	5,000	-	38.91	12/17/2013	-	-
	12/15/2004	6,050	-	38.00	12/15/2014	-	-
	12/14/2005	6,395	-	38.13	12/14/2012	-	-
	12/13/2006	3,334	(5) 1,666	37.40	12/13/2013	(6) 600	13,098
	3/26/2008	-	(7) 5,000	27.96	03/26/2015	(8) 1,000	21,830

Sara E. Watkins	12/15/1999	2400	-	$17.21	3/19/2009
	12/13/2000	3750	-	14.54	3/19/2009
	12/21/2001	3000	-	32.25	3/19/2009
	12/11/2002	4700	-	31.25	3/19/2009
	12/17/2003	5000	-	38.91	3/19/2009
	12/15/2004	6050	-	38.00	3/19/2009
	12/14/2005	6395	-	38.13	3/19/2009
	12/13/2006	2000	-	37.40	3/19/2009	-	-
	3/26/2008	-	(9) -	27.96	-	(9) -	-

(1)	All outstanding equity awards were issued under Bancorp’s 1999 Stock Option Plan or Bancorp’s 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $21.83 on December 31, 2008.
(3)	Mr. Hollar forfeited 3,833 unvested options and 1,500 unvested shares of restricted stock upon his retirement on December 31, 2008.
(4)	Shares granted on March 26, 2008 for Mr. Hollar will vest over three years in equal amounts on the anniversary of the grant.
(5)	Remaining unexercisable options granted on December 13, 2006 will vest on December 13, 2009.
(6)	Remaining shares granted on December 13, 2006 will vest in equal amounts on each anniversary up to and including December 13, 2011.
(7)	Options granted on March 26, 2008 will vest over three years in equal amounts on the anniversary of the grant.
(8)	Shares granted on March 26, 2008 will vest over five years in equal amounts on the anniversary of the grant.
(9)	Ms. Watkins forfeited a total of 5,000 unvested stock options, and 1,150 shares of restricted stock as of December 19, 2008.

Grants of Plan-Based Awards

The following table sets forth for the named executive officers information on the estimated potential awards that were possible for 2008 upon satisfaction of the conditions set forth in the non-equity incentive plans described under “Sandy Spring Leadership Incentive Plan” (SSLIP) on page 16 and “Executive Incentive Retirement Plan” (EIRP) on page 17 as well as restricted stock awards (RSA) and grants of stock options (OPT) made in 2008 under the 2005 Omnibus Stock Plan.

Name		Grant Date	Estimated possible payouts under non-equity incentive plan awards			All other stock awards: Number of shares of stock (#)	All other option awards: Number of securities underlying options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold(1)	Target	Maximum
Hunter R. Hollar	SSLIP	n/a	$109,800	$219,600	$329,400
	EIRP	n/a	9,760	24,400	43,920
	RSA	3/26/2008				2,000			$55,920
Philip J. Mantua	SSLIP	n/a	36,000	72,000	108,000
	EIRP	n/a	4,800	12,000	21,600
	RSA	3/26/2008				1,250			$34,950
	OPT	3/26/2008					5,750	$27.96	27,255
Daniel J. Schrider	SSLIP	n/a	61,250	122,500	183,750
	EIRP	n/a	7,000	17,500	31,500
	RSA	3/26/2008				2,500			$69,900
	OPT	3/26/2008					10,000	$27.96	47,400
Frank H. Small	SSLIP	n/a	46,875	93,750	140,625
	EIRP	n/a	6,250	15,625	28,125
	RSA	3/26/2008				1,250			$34,950
	OPT	3/26/2008					5,750	$27.96	27,255
R. Louis Caceres	SSLIP	n/a	32,500	65,000	97,500
	EIRP	n/a	5,200	13,000	23,400
	RSA	3/26/2008				1,000			$27,960
	OPT	3/26/2008					5,000	$27.96	23,700
Sara E. Watkins(3)	SSLIP	n/a	0	0	0
	EIRP	n/a	0	0	0
	RSA	3/26/2008				850			$23,766
	OPT	3/26/2008					4,000	$27.96	18,960

(1)	The amount listed for the threshold for the SSLIP assumes that all performance measures achieve the threshold level established under the plan.
(2)	The grant date fair value of each equity award is computed in accordance with FAS 123R using a binomial valuation model.
(3)	Ms. Watkins was not eligible to receive a benefit under SSLIP or EIRP as she was not employed on December, 31, 2008.

Option Exercises and Stock Vested

The following table shows exercises of stock options by the named executive officers during 2008 and the value realized by them upon exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(2) ($)
Hunter R. Hollar	-	-	500	$9,750
Philip J. Mantua	-	-	200	3,900
Daniel J. Schrider	-	-	200	3,900
Frank H. Small	-	-	300	5,850
R. Louis Caceres	-	-	200	3,900
Sara E. Watkins	1,500	$14,040	100	1,950

(1)
The value realized upon exercise is determined by multiplying the number of shares acquired by the difference between market value per share of Bancorp common stock on the date of exercise and the exercise price per share.

(2)	The value realized upon vesting is equal to the closing market price of Bancorp common stock on the date of vesting multiplied by the number of shares acquired.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) for each named executive officer.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1)
Hunter R. Hollar	Pension Plan	17	$327,073
Philip J. Mantua	Pension Plan	9	62,990
Daniel J. Schrider	Pension Plan	19	87,279
Frank H. Small	Pension Plan	17	363,181
R. Louis Caceres	Pension Plan	9	72,783
Sara E. Watkins	Pension Plan	34	309,236

(1)	This plan and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the 2008 Annual Report on Form 10-K.

Sandy Spring Bancorp's Retirement Income Plan, a defined benefit, tax-qualified pension plan (Pension Plan), was generally available to employees through December 31, 2007. Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. In addition, if the participant's age plus years of service as of January 1, 2001 equaled at least 60, and the participant had at least 15 years of service at that date, he or she will receive an additional benefit of 1% of year 2000 earnings for each of the first 10 years of service completed after December 31, 2000. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.  The Pension Plan was frozen as of December 31, 2007.

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the named executive officers under the Nonqualified Deferred Compensation Plan (NQDCP) and the Executive Incentive Retirement Plan (EIRP).

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)(4)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at Last Fiscal Year End (5)

Hunter R. Hollar	NQDC	-		$17,041	-	$244,376
	EIRP		19,520	146,138	-	1,749,862
Philip J. Mantua	NQDC	-		-	-	-
	EIRP		9,600	19,246		237,486
Daniel J. Schrider	NQDX			-	-	-
	EIRP		14,000	11,992		155,994
Frank H. Small	NQDC	-		-	-	-
	EIRP		12,500	106,982		1,279,216
R. Louis Caceres	NQDC	-		-	-	-
	EIRP		10,400	14,670		184,102
Sara E. Watkins	NQDC	$41,927		26,609	-	404,501
	EIRP		-	4,767	56,447	-

(1)
Mr. Hollar and Ms. Watkins participated in the Sandy Spring Bank Nonqualified Deferred Compensation Plan under which he last deferred earnings in 2002 and she in 2008.  The amount shown is the total of Ms. Watkins’ contributions for 2008.

(2)
The criteria for determining contributions for EIRP participants are discussed on page 17.  The benefit earned for 2008 was calculated after 2008 peer bank information was received and credited to each participant’s account as of December 31, 2008.

(3)
Annual earnings for the NQDC accrue at the Wall Street prime rate in effect on December 31st of the prior year, or 7.25% for 2008. The amount considered to be “above market” interest in 2008 was $4,844 for Mr. Hollar and $7,585 for Ms. Watkins.  Aggregate earnings have been included in compensation in the summary compensation tables in this report and in previous years.

(4)
Annual earnings for the EIRP accrue at the Wall Street prime rate in effect on December 31st of the prior year plus 2 percentage points, or 9.25% for 2008.  The amount considered to be “above market” interest in 2008 for the named executive officers was as follows:  Hollar $61,948; Mantua $8,158; Schrider $5,083; Small $45,349; Caceres $6,218; Watkins $2,021.

(5)
The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described on page 17.  The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements.

Potential Payments upon Termination

The following table summarizes the payments to which the named executive officers were entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Executive Incentive Retirement Plan (EIRP), the 2005 Omnibus Stock Plan, and prior stock plans under which stock options remain outstanding. Benefits payable under the Pension Plan or 401(k) Plan are not included.  Ms. Watkins last day of employment was December 19, 2008 and therefore, she was only eligible for additional compensation in the event of a change in control.  Mr. Hollar’s employment agreement ended on December 31, 2008 and therefore he was not entitled to receive any additional compensation.  Calculations below assume termination on December 31, 2008.

POTENTIAL PAYMENTS UPON TERMINATION	Hunter R. Hollar	Philip J. Mantua	Daniel J. Schrider	Frank H. Small	R. Louis Caceres	Sara E. Watkins
Termination without a Change in Control:
Retirement: (1)
Employment agreements	$-	$-	$-	$-	$-	$-
EIRP (2)	1,749,862	106,869	155,994	1,279,216	82,846	-
Equity awards	-	-	-	-	-	-
Total	$1,749,862	$106,869	$155,994	$1,279,216	$82,846	$-
Death:
Employment agreements	$-	$-	$-	$-	$-	$-
EIRP (2)	1,749,862	237,486	155,994	1,279,216	184,102
Equity awards (3)	43,660	40,386	67,673	46,935	34,928
Total	$1,793,522	$277,872	$223,667	$1,326,151	$117,774	$-
Disability:
Employment agreements (4)	$-	$205,479	$249,839	$372,510	$235,509	$-
EIRP (2)	1,749,862	237,486	155,994	1,279,216	184,102
Equity awards (3)	43,660	40,836	67,673	46,935	34,928
Total	$1,793,522	$483,350	$473,506	$1,271,275	$353,283	$-
Voluntary termination by executive officer:
Employment agreements	$-	$-	-	$-	$-	$-
EIRP (2)	1,749,862	106,869	155,994	1,279,216	82,846
Equity awards	-	-	-	-	-
Total	$1,749,862	$106,869	155,994	$1,279,216	$82,846	$-
Termination by Bancorp with just cause	None	None	None	None	None
Termination by Bancorp without just cause or by executive with Good Reason:
Employment agreements (5)	$-	$310,628	$641,459	$411,561	$545,850	$-
EIRP (2)	1,749,862	106,869	155,994	1,279,216	82,846
Equity awards	-	-	-	-	-
Total	$1,749,862	$417,497	$797,453	$1,690,777	$628,696	$-
Termination in connection with a Change in Control:
Employment agreements-compensation and benefits (6)	$4,216,844	$1,746,025	$2,271,228	$2,868,052	$1,928,050	$1,484,823
Employment agreements-tax gross up (7)	1,609,324	897,004	1,113,762	1,423,557	934,751	707,058
EIRP (2)	1,749,862	237,486	155,994	1,279,216	184,102	-
Equity awards (3)	43,660	40,386	67,673	46,935	34,928	-
Total	$7,619,689	$2,920,901	$3,608,658	$5,617,760	$2,980,575	$2,191,881

(1)	Does not include benefits payable under Bancorp's pension plan.
(2)
In all cases of termination, except for “just cause,” the executive is entitled to the vested accrued balance in the EIRP account.  Unvested deferred bonus awards will automatically vest upon the executive’s death or disability or upon the occurrence of a change in control. The benefit is payable to the executive or his or her designated beneficiary, as applicable, either in a lump sum or in fixed annual installments over a minimum of 2 years and up to 15 years.  The amount shown is the vested accrued balance as of December 31, 2008.  See "Executive Incentive Retirement Plan" on page 17.

(3)
Includes (a) the market value of restricted stock for which vesting is accelerated and (b) the market value of shares issuable upon the exercise of options for which vesting is accelerated less the option exercise price.

(4)
The employment agreements provide for continuation of salary, net of payments under Bancorp's disability policies, plus benefits for the remaining term of the agreements. Amounts shown are not discounted.

(5)	The executive is entitled to salary and bonus for the remaining term of the agreement in the event of termination by Bancorp without just cause or by the executive with Good Reason.
(6)
Consist of 2.99 times salary and other compensation in a lump sum and the value of three calendar years of health and welfare benefits to which the executives are entitled in the event of termination by Bancorp without just cause or by the executive with Good Reason within the period beginning six months before and ending two years after a change in control. An executive also is entitled to these benefits in the event he terminates his employment for any reason within the sixty-day period that begins six months after the closing of an agreement that triggered the change in control. See "Employment Agreements" on page 19.  The amounts shown in the table do not reflect any limitations imposed on participants in the TARP-CPP, which would have the effect of reducing, and possibly eliminating, any severance payments.

(7)
The executive is entitled to a payment to offset the federal excise tax on excess payments. This tax is payable if the value of change-in-control related payments exceeds three times the executive's five-year average compensation. The amount subject to the tax is the excess of the value of the change in control payments in excess of the average compensation. For purposes of this table, it is assumed that the full amount of the benefit payable under the employment agreements is paid.  However, restrictions on severance payments by participants in the TARP-CPP would make the tax gross-up payments unnecessary.

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation
of the Named Executive Officers

The American Recovery and Reinvestment Act of 2009 requires Bancorp, during the period in which any obligation arising from Bancorp’s participation in the TARP Capital Purchase Program remains outstanding, to submit to the shareholders a non-binding vote on the compensation of Bancorp’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives Bancorp’s shareholders the opportunity to endorse or not endorse Bancorp’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote shall not be binding on the board of directors and will not be construed as overruling a decision by the board nor create or imply any additional fiduciary duty by the board.   However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

The board of directors believes that the compensation practices of Bancorp are designed to accomplish the objectives stated in the compensation philosophy, and they are appropriately aligned to the long-term success of Bancorp and the interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm for the Year 2009

The Audit Committee has appointed the firm of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2009.  In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification.  In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2010.

On March 18, 2008, Bancorp dismissed McGladrey & Pullen, LLP (McGladrey), which had previously served as independent auditor for Bancorp. The reports of McGladrey on the consolidated financial statements of Bancorp as of and for the fiscal years ended December 31, 2007 and December 31, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the fiscal years ended December 31, 2007 and 2006, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to such disagreements in its report on the consolidated financial statements for such years.

In voting to ratify the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2009, shareholders may vote for the proposal, against the proposal or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

Representatives of Grant Thornton LLP will be present at the annual meeting, will be given the opportunity to make a statement, and be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc. and subsidiaries by Grant Thornton LLP for the year ended December 31, 2008 and by McGladrey & Pullen, LLP for the year ended December 31, 2007 together with fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

	2008	2007
Audit Fees(1)	$361,905	$392,134
Audit-Related Fees(2)	-	56,550
Tax Services(3)	-	26,082

(1)
Audit fees consist of fees for professional services rendered for the audit of Bancorp's consolidated financial statements and review of financial statements included in Bancorp's quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees were for services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation concerning financial accounting and reporting standards.

(3)	Tax services fees were for due diligence related to mergers.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm.  There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements included in Bancorp's 2008 Annual Report on Form 10-K with management; (2) has discussed with the Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from the Bancorp's independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the 2008 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the Bancorp's independent registered public accounting firm are consistent with its independence.

March 3, 2009
Pamela A. Little, Chairman
Mark E. Friis
Charles F. Mess, Sr.
Craig A. Ruppert
David E. Rippeon

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 16, 2009

REVOCABLE PROXY

SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 22, 2009

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby constitutes and appoints Mark E. Friis and Gilbert L. Hardesty and each of them the proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland on Wednesday, April 22, 2009 at 3:00 p.m. EDT, or at any adjournment thereof, and to vote all of the shares of Bancorp stock that the undersigned may be entitled to vote, upon the following matters:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SANDY SPRING BANCORP, INC.

April 22, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at https://www.sandyspringbank.com/proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430300000000000000 2 042209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AS SHOWN IN ITEM 1 AND "FOR" ITEM 2 AND "FOR" ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instruction below)

NOMINEES:
- ○ SUSAN D. GOFF
- ○ ROBERT L. ORNDORFF
- ○ DAVID E. RIPPEON
- ○ DANIEL J. SCHRIDER

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON, LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐

4. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ADJOURMENT THEREOF.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.